Exhibit 3.1

Amendment to the
Amended and Restated Bylaws
of
Scientific Games Corporation

ARTICLE VIII
Miscellaneous

Section 8.05.        Restrictions on Transfer and Ownership.

(a) Invalid Securities.

(1) Effective immediately upon transmittal by the Corporation of a notice pursuant to paragraph (A)(2) of Article Tenth of the Certificate of Incorporation (a “Redemption Notice”) to a Disqualified Holder (as defined in paragraph (J)(2) of Article Tenth of the Certificate of Incorporation), the Securities (as defined in paragraph (J)(8) of Article Tenth of the Certificate of Incorporation) specified in such Redemption Notice shall become “Invalid Securities” for purposes of this Section 8.05.

(2) Promptly following transmittal by the Corporation of a Redemption Notice, the Corporation shall Announce Publicly that such Redemption Notice has been given and that the terms of this Section 8.05 shall apply to the Securities specified in such Redemption Notice.

(b) Additional Definitions. As used in this Section 8.05 only, the following terms shall have the following respective meanings:

(1) “Acquire” means the acquisition, directly or indirectly, of ownership of Securities by any means, including, without limitation: (i) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Securities or (ii) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic benefits of ownership of Securities. The terms “Acquires” and “Acquisition” shall have the same meaning, mutatis mutandis.

(2) “Announce Publicly” means disclosure (i) in a press release reported by the Dow Jones, Newswire, Business Wire, Reuters Information Service or any similar or successor news wire service or (ii) in a communication distributed generally to stockholders or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions thereto.

(3) “Disposition” means the sale, transfer, exchange, assignment, liquidation, conveyance, pledge, abandonment, distribution, contribution, or other disposition of Securities.

(4) “Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization or entity.

(5) “Transfer” means any direct or indirect Acquisition or Disposition.

(c) Transfer Limitations.

(1) No Disqualified Holder or Purported Transferee (as defined below) shall be permitted to make a Transfer of Invalid Securities, and any such purported Transfer will be void ab initio (any such purported Transfer, a “Prohibited Transfer”).

(2) The restrictions set forth in Section 8.05(c)(1) shall not apply to a proposed Transfer, and a Transfer shall not be treated as a Prohibited Transfer hereunder, if the transferor or the transferee obtains prior approval of the proposed Transfer by the Board of Directors. As a condition to granting its approval pursuant to this Section 8.05(c)(2), the Board of Directors may, in its sole discretion, require and/or obtain (at the expense of the transferor and/or transferee) such documentation, information and action, if any, as it determines in its sole discretion to be appropriate, including, without limitation, representations and warranties from the transferor and/or transferee, such opinions of counsel to be rendered by counsel selected by (or acceptable to) the Board of Directors, and such other advice, in each case as to such matters as the Board of Directors determines in its sole discretion is appropriate.

(3) The restrictions set forth in Section 8.05(c)(1) shall not apply to an Acquisition by the Corporation. Once Invalid Securities have been Acquired by the Corporation, such Securities shall cease to be Invalid Securities.

(d) Treatment of Invalid Securities.

(1) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a security holder of the Corporation for any purpose whatsoever in respect of the Invalid Securities. The Purported Transferee shall not be entitled with respect to such Invalid Securities to any rights of the applicable class of security holders of the Corporation, including, without limitation, any right to vote such Invalid Securities, to receive dividends or distributions, whether liquidating or otherwise, in respect thereof and to effect any Transfer thereof.

(2) Once Invalid Securities exist, the Corporation may require, including, but not limited to, as a condition to the registration of the Transfer of any Securities that may be Invalid Securities or the payment of any dividend or distribution on any such Securities, that the proposed transferee or payee furnish to the Corporation all information reasonably requested by the Corporation to permit a determination of whether such Securities are Invalid Securities. The Corporation may make such arrangements or issue such instructions to the applicable transfer agent, registrar, depositary, trustee or other securities intermediary as may be determined by the Board of Directors to be necessary or advisable to implement this Section 8.05(d), including, without limitation, authorizing such transfer agent, registrar, depositary, trustee or other securities intermediary to require an affidavit from a proposed transferee or payee regarding such Person’s actual and constructive ownership of any such Securities, the transfer of any such Securities and other evidence that a Transfer will not be prohibited by this Section 8.05 or Article Tenth of the Certificate of Incorporation as a condition to registering any such Transfer or paying any such dividend or distribution.

(3) If a Prohibited Transfer has occurred:  (1) the Prohibited Transfer and, if applicable, the registration of such Prohibited Transfer, shall be void ab initio and have no legal effect, (2) the Purported Transferee shall be bound by the terms of the Redemption Notice and Article Tenth of the Certificate of Incorporation with respect to the Invalid Securities purportedly Transferred, (3) the Redemption Notice shall thereafter constitute a binding agreement on the part of the Corporation to redeem, and on the part of the Purported Transferee to sell, the Invalid Securities in accordance with Article Tenth of the Certificate of Incorporation (such redemption and sale, the “Purported Transferee Redemption”) and (4) the Purported Transferee Redemption shall thereafter be effectuated in accordance with paragraph (A)(2) of Article Tenth of the Certificate of Incorporation (including, for the avoidance of doubt, at the date, time and place specified in the Redemption Notice and at the Redemption Price (as defined in paragraph (J)(7) of the Certificate of Incorporation) determined by reference to the original Purchase Price (as defined in paragraph (J)(6) of the Certificate of Incorporation) of the Disqualified Holder to whom the Redemption Notice was given); provided that the Corporation shall pay the Redemption Price of any Invalid Securities redeemed in a Purported Transferee Redemption to the Purported Transferee of the Invalid Securities so redeemed, in which case such payment shall extinguish any obligation of the Corporation to make payment in respect of such Invalid Securities to the Disqualified Holder that effectuated the applicable Prohibited Transfer; provided further that if the date specified in the Redemption Notice shall have already passed, the Purported Transferee Redemption shall take place at such date and time as the Corporation reasonably selects by notice to the Purported Transferee.

(4) The recourse of any Purported Transferee to the Corporation in respect of any Prohibited Transfer shall be limited to the Redemption Price as determined in accordance with Section 8.05(d)(3).

(5) If the Purported Transferee fails to surrender the Invalid Securities for redemption in accordance with Section 8.05(d)(3), then the Corporation may, in such manner and at such time, as determined by the Board of Directors, enforce the provisions hereof, which may include the institution of legal proceedings to compel the surrender. Nothing in this Section 8.05(d) shall (a) be deemed inconsistent with any Prohibited Transfer of the Invalid Securities provided in this Section 8.05 being void ab initio or (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand.

(e) Liability. To the fullest extent permitted by law, any security holder subject to the provisions of this Section 8.05 who violates the provisions of this Section 8.05 and any Persons controlling, controlled by or under common control with such security holder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including, but not limited to, damages resulting from the Corporation’s inability to secure and maintain in good standing any licenses, contracts, franchises and other regulatory approvals related to the Corporation’s business, and attorneys’ and auditors’ fees incurred in connection with such violation.

(f) Compliance.

(1) The Corporation shall have the power to make appropriate notations upon any certificates representing Securities or its stock and other Securities transfer records and to instruct any transfer agent, registrar, depositary, trustee or other securities intermediary with respect to the requirements of this Section 8.05 for any uncertificated Securities or Securities held in an indirect holding system.

(2) The Board of Directors shall have the power to decide all matters necessary for determining compliance with this Section 8.05, including, without limitation, determining (A) whether a Transfer is a Prohibited Transfer, (B) whether an instrument constitutes a Security, (C) the interpretation of any provision of this Section 8.05, and (D) any other matter that the Board of Directors determines to be relevant. The good faith determination of the Board of Directors on such matters shall be conclusive and binding on all persons and entities for the purposes of this Section 8.05.

Section 8.06.        Suitability Analysis of Significant Stockholders. To enable the Corporation or any of its affiliates to secure, maintain in good standing and renew all licenses, contracts, franchises and other regulatory approvals related to the operation of gaming and related businesses now or hereafter engaged in by the Corporation or any of its affiliates within or without the United States of America, the Corporation will conduct a suitability analysis of each Significant Stockholder (as defined below) and intends to require all relevant information pertaining to suitability and/or qualification, as those terms are commonly understood in gaming laws applicable to the Corporation, from such Significant Stockholder in connection therewith.  “Significant Stockholder” means any stockholder of the Corporation who, together with all affiliates or associates of such stockholder, beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, five percent or more of any class of capital stock of the Corporation.  For purposes solely of this Section 8.06, “affiliate” and “associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Section 8.07.        Severability. If any provision or provisions of Sections 8.05 or 8.06 of these Bylaws shall be held invalid, illegal or unenforceable as applied to any person or circumstances for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of Sections 8.05 and 8.06 of these Bylaws (including, without limitation, each portion of any sentence of Sections 8.05 or 8.06 of these Bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.